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                                                                   EXHIBIT 99(b)


            SYMIX AND FRONT STEP COMPLETE ACQUISITION OF ECRM VENDOR
                             PROFIT SOLUTIONS, INC.


         COLUMBUS, OHIO, February 10, 2000 - Symix Systems, Inc. (Nasdaq: SYMX) today announced that it has completed the acquisition of Profit Solutions, Inc. ("PSI"), a provider of Web-based customer relationship management (CRM) software. PSI will merge with Front Step Inc., Symix's eBusiness subsidiary. The proposed acquisition was first publicly announced January 20, 2000.

         PSI's eCRM Front Office(TM) is one of the industry's first completely Web-based CRM solutions, delivering marketing automation, sales management, service management and business intelligence. The eCRM Front Office applications will be integrated with Front Step's eBusiness software suite to provide a complete, Internet-based customer service, customer intelligence and customer relationship and response solution. As an eCRM business unit within Front Step, PSI will independently market to midsize companies in the manufacturing, hospitality/service, financial service and healthcare industries. The new Front Step eCRM business unit will be led by PSI President Susan Woelfel, and will maintain its headquarters in Minneapolis, Minn.

         "The Internet has delivered true one-to-one marketing capabilities," said Stephen A. Sasser, Symix President and Chief Executive Officer. "Today's eCustomer, be it consumer or business, has grown to expect these Internet-driven levels of personalization. With the acquisition of PSI, Front Step will enable its customers to build and automate new sales and marketing processes as a part of their overall eBusiness strategy. Front Step will immediately
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market and deliver PSI's innovative approach to managing eBusiness-critical marketing, sales and customer service functions."

         Symix has purchased all of the outstanding common stock of PSI in exchange for cash and promissory notes through a merger of Front Step and PSI. Other terms of the agreement have not been disclosed.

         ABOUT FRONT STEP

         Front Step, Inc. offers companies the products, expertise and access to eBusiness communities to rapidly create new eBusiness opportunities. Front Step, a subsidiary of Symix Systems, Inc., delivers the eBusiness applications, design and deployment services and ASP offerings required by companies to strategically plan, build, launch and advance an eBusiness strategy.

         ABOUT SYMIX

         Symix Systems, Inc. and its subsidiaries develop and market software and services that enable companies worldwide to quickly identify and deploy eBusiness opportunities, and build the supporting business and technology infrastructure. Symix's comprehensive suite of products include the eSyte suite of eBusiness applications and deployment services, the SyteLine, SyteCentre and SyteDistribution ERP and supply chain application suites. Through its eBusiness subsidiary, Front Step, Inc., Symix is helping its customers take their talents and services to the Internet, today's "digital marketplace." Headquartered in Columbus, Ohio, Symix has helped over 3,900 customers build their business systems and better serve their customers. Symix markets its products through sales and service offices worldwide, as well as through independent business partners. Symix company and product information is available at http://www.symix.com.

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The statements made in this press release which are not historical fact are
"forward looking statements" that involve risks and uncertainties, including, but not limited to, product demand and market acceptance, customer-specific enterprise software requirements, the effect of economic conditions, new product development, the impact of competitive products, and other factors detailed in Symix's filings with the Securities and Exchange Commission.

SyteLine is a registered trademark and SyteCentre, SyteDistribution and eSyte are trademarks of Symix Systems, Inc. and/or its subsidiaries. All other products mentioned are trademarks or registered trademarks of their respective companies.

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